EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We have issued our report dated September 25, 2013 with respect to the supplemental combined financial statements of Icahn Enterprises Holdings L.P. and subsidiaries as of December 31, 2012 and 2011 and for the three years in the period ended December 31, 2012, included in the Current Report on Form 8-K filed on September 25, 2013, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in this Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption "Experts.”

/s/ Grant Thornton LLP

New York, New York

September 25, 2013